Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, December 19, 2007

SIGNIFICANT ITEMS IMPACT APOGEE THIRD QUARTER EARNINGS;

APOGEE REAFFIRMS OUTLOOK FOR FY08 FULL-YEAR, FY09 GROWTH

MINNEAPOLIS, MN (December 19, 2007) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2008 third quarter earnings. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

THIRD QUARTER HIGHLIGHTS

•	Revenues of $211.0 million were up 3 percent versus the strong prior-year period.

•	Operating income was $11.8 million, down 24 percent from the prior-year period.

•	Operating margin was 5.6 percent, compared to 7.6 percent in the prior-year period.

•	Write-down of $6.5 million on three architectural glass installation projects in one market impacted operating income.

•	Excluding this adjustment, operating income would have increased 17 percent and operating margin would have been 8.7 percent.

•	Earnings from continuing operations were $0.26 per share versus $0.36 per share a year earlier. Significant items impacting continuing operations were:

•	Write-down of three installation projects reduced earnings by $0.14 per share.

•

Apogee has agreed to sell its 34-percent interest in the non-strategic PPG Auto Glass LLC joint venture to PPG Industries, resulting in an impairment charge of $0.11 per share. Cash proceeds of approximately $25.5 million are expected when the sale closes.

•	Net tax benefits added $0.08 per share with conclusion of analysis of research and development tax credits.

•	Net earnings, including discontinued operations, were $0.38 per share versus $0.35 per share in the prior-year period.

•	Conclusion of the sale of the non-strategic recreational vehicle and bus windshield business resulted in discontinued operations earnings of $0.13 per share.

•	Architectural segment revenues grew 4 percent, and operating income, including the impact of installation write-downs, decreased 43 percent versus the prior-year period.

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

•	Large-scale optical segment revenues were flat, and operating income increased 69 percent versus the prior-year period.

•

As a result of significant third-quarter items, the outlook for fiscal year 2008 earnings from continuing operations is now $1.40 to $1.50 per share, reflecting the $0.03 per share difference between the PPG Auto Glass impairment charge and the research and development net tax benefit, two items not included in prior guidance. Strong fourth-quarter performances in other businesses are expected to make up the third-quarter shortfall in the installation business. Prior guidance was $1.43 to $1.53 per share.

Commentary

“The installation project write-downs masked excellent third-quarter performances in all our other businesses, as well as with our other installation projects,” said Russell Huffer, Apogee chairman and chief executive officer. “Strong operating performance, primarily in our picture framing, architectural glass and window businesses, is expected to offset the impact of write-downs on the installation projects for the full year.

“I want to underscore that our architectural markets and backlog remain strong, and our businesses are generally operating well, giving us the ability to grow earnings 20 percent annually in fiscal years 2009 and 2010,” he said.

“The installation job write-downs were significant and extremely disappointing,” said Huffer. “Poor execution early in three projects in one market, Florida, has resulted in material cost increases required to complete the projects within customer requirements and deadlines.

“Turning to the large-scale optical segment, earnings again benefited from a higher than expected mix of our best value-added framing glass products,” he said. “The market continues to convert to these great products.

“Finally, we are pleased to be completing the exit of the non-strategic auto replacement glass industry, a key step in our strategic repositioning to focus on opportunities in our more profitable architectural and picture framing businesses,” said Huffer. “In the third quarter, we completed the sale of our recreational vehicle and bus windshield business. In addition, we have agreed to sell our 34-percent interest in the PPG Auto Glass joint venture to PPG Industries. Although this sale results in a charge to earnings, it represents Apogee’s best option to complete our strategic exit from the auto glass industry and will be a significant positive cash event, allowing us to reinvest in our core businesses.”

SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $189.1 million were up 4 percent over the prior-year period.

•	Slower growth of third-quarter revenues had been expected due to a strong prior-year period. In addition, customer timing of job flow in the installation business impacted growth in the quarter.

•	Operating income was $7.7 million, down 43 percent from a year ago, including the impact of installation project write-downs of $6.5 million.

•	Operating margin was 4.1 percent, compared to 7.4 percent in the prior-year period.

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

•	Excluding the installation charges, operating margin would have been 7.5 percent, largely consistent with expectations.

•	Segment backlog grew to $456.7 million, from $389.5 million in the prior-year period and $405.4 million at the end of the second quarter.

•	Backlog is strong for all architectural businesses.

•

Approximately $160 million, or 35 percent, of the backlog is to be delivered in fiscal 2008; approximately $228 million, or 50 percent, in fiscal 2009; and approximately $69 million, or 15 percent, in fiscal 2010, providing good visibility into upcoming fiscal years.

Large-Scale Optical Technologies

•	Revenues of $21.8 million were flat compared to the prior-year period.

•	Operating income was $4.5 million, up 69 percent from the prior-year period, which had a less rich mix of higher value-added products.

•	Operating margin was 20.8 percent, compared to 12.3 percent in the prior-year period.

•	The mix of our best value-added framing glass products was greater than expected, exceeding 50 percent of product revenue for the first time.

Equity in Affiliates

•

There was a loss of $4.0 million from the PPG Auto Glass LLC joint venture, including the write-down of $4.8 million due to the expected sale of Apogee’s interest in the joint venture. This compares to earnings of $1.1 million in the prior-year period.

•

Apogee has agreed to sell its 34-percent interest in the non-strategic PPG Auto Glass joint venture to PPG Industries. The sale is expected to be completed in the fourth quarter, subject to PPG Industries’ pending sale of its automotive original equipment manufacturing and automotive replacement glass businesses.

•

Cash proceeds from the sale are expected to be approximately $25.5 million, based on terms in the joint venture agreement governing PPG Auto Glass. Apogee’s investment in PPG Auto Glass was $30.3 million, including $7.3 million in goodwill, resulting in a continuing operations impairment charge of $0.11 per share in the third quarter.

•	In 2000, PPG Industries and Apogee combined their U.S. automotive replacement glass distribution businesses and established PPG Auto Glass. Ownership was determined by initial contribution.

Discontinued Operations

•

Earnings were $3.4 million, net of tax, from discontinued operations, including the gain on the sale of the recreational vehicle and bus windshield business. This compares to a loss of $0.3 million in the prior-year period.

•	Conclusion of the sale of the non-strategic recreational vehicle and bus windshield business resulted in a pre-tax gain of $6.0 million.

Financial Condition

•

Long-term debt was $20.6 million, compared to $35.4 million at the end of fiscal 2007 and down from $24.3 million at the end of the second quarter. Earnings along with payments received from the sale of the recreational vehicle and bus business contributed to the decline in long-term debt.

•	Long-term debt-to-total-capital ratio was 7.0 percent, down from 13.1 percent at fiscal 2007 year end.

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

•

Non-cash working capital (current assets, excluding cash, less current liabilities) was $82.1 million, compared to $69.5 million at the end of the second quarter and $70.4 million at the end of fiscal 2007. The increase from the second quarter is the result of overall growth and significant tax payments made in the quarter.

•	Depreciation and amortization were $17.0 million, up 16.5 percent from the prior year.

•

Capital expenditures year to date were $39.0 million, compared to $25.7 million in the prior-year period. The current year includes spending on capacity expansions and productivity improvements in the architectural and large-scale optical segments.

•

Current-quarter earnings from continuing operations include a $0.08 per share net tax benefit, resulting from conclusion of analysis of current and prior-year research and development tax credits included in Apogee’s tax filings.

OUTLOOK

“The strength of our businesses and markets served allows us to remain optimistic that we are positioned to meet our longer-term objectives of 8 percent annual revenue growth and 20 percent average earnings growth through fiscal 2010,” said Huffer. “Our markets, which are expected to remain at or near today’s high levels, along with our strong backlog, commitments and bidding activity give us confidence in our ability to grow revenues and earnings.

“Our architectural businesses, with the exception of the one installation market, have been performing well this year. Including the execution setback in the third quarter, we expect to have an architectural segment operating margin ranging from 6.4 to 6.8 percent, slightly below our prior range of 6.7 to 7.1 percent,” said Huffer.

“Our picture framing business continues strong, allowing us to raise operating margin guidance for the year to approximately 18 percent from prior guidance of 16 percent,” he said. “The better product mix this year will be somewhat offset by higher fourth-quarter investments in sales and marketing as well as capacity expansions, bringing the expected full-year operating margin outlook below the year-to-date level.

“We are expecting that strong fourth-quarter performances in other businesses will allow us to make up the third-quarter shortfall in our installation business,” he said. “As a result, we are adjusting our fiscal 2008 guidance to reflect the $0.03 per share difference between the PPG Auto Glass impairment charge and the research and development net tax benefit. We’re now anticipating earnings from continuing operations of $1.40 to $1.50 per share.” Previous guidance was $1.43 to $1.53 per share.

“We have great businesses, strong markets and backlogs and, with the exception of the one installation market, our businesses are executing well,” said Huffer. “I’m feeling very good about the future prospects and potential for Apogee and its businesses.”

The following statements are based on current expectations for fiscal 2008. These statements are forward-looking, and actual results may differ materially.

•	Overall fiscal 2008 revenues for the year are expected to increase 11 to 13 percent.

•	Architectural segment revenues are expected to increase 12.5 to 14.5 percent.

•	Large-scale optical segment revenues are expected to be approximately flat.

•

Annual gross margins are expected to be approximately 20 percent; increased pricing, operational improvements and cost reductions are expected to more than offset increases in wages, health care, energy, materials and freight, as well as costs related to the startup of the new architectural glass facility and reallocating coating equipment between the architectural glass and picture framing businesses.

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

•	Selling, general and administrative expenses as a percent of annual sales are projected to be approximately 13.4 percent.

•

Expected annual operating margins by segment are: architectural, 6.4 to 6.8 percent, including the negative full-year impact of approximately 0.8 percentage point for the installation project write-downs and 0.3 percentage point for the one-time startup costs for the new architectural glass facility (prior guidance was 6.7 to 7.1 percent); and large-scale optical, approximately 18 percent (prior guidance was 16 percent).

•

Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report a pre-tax, annual loss of approximately $2.5 million, including the impairment charge.

•

Full-year capital expenditures are projected to be approximately $60 million, including capital for capacity expansions and productivity improvements in the architectural and large-scale optical segments.

•	Depreciation and amortization are estimated at approximately $23 million for the year.

•	Debt is expected to be $15 to $25 million at year end, not including the expected proceeds from the sale of Apogee’s interest in PPG Auto Glass.

•	The effective tax rate for the full year is anticipated to be slightly higher than 30.0 percent (prior guidance was 34.5 percent).

•	Fiscal 2008 earnings per share from continuing operations are expected to range from $1.40 to $1.50; prior guidance was $1.43 to $1.53 per share.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; and v) ramp up to full production of the third Viracon plant in a timely and cost-efficient manner; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to utilize manufacturing facilities. Additional factors include: i) revenue and operating results that are volatile; ii) self-insurance risk related to a material product liability event and to health insurance programs; iii) performance of the PPG Auto Glass, LLC joint venture; iv) management of discontinued operations exiting activities; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2007.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10 a.m. Central Time tomorrow, December 20. To participate in the teleconference, call 1-866-700-6067 toll free or 617-213-8834 international, access code 71147822. The replay will be available from noon Central Time on Thursday, December 20, through midnight Central Time on Thursday, January 3, 2008 by calling 1-888-286-8010 toll free, access code 37172719. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•

Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and a producer of optical thin film coatings for consumer electronics displays.

(Tables follow)

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended December 1, 2007	Thirteen Weeks Ended December 2, 2006	% Change	Thirty-nine Weeks Ended December 1, 2007	Forty Weeks Ended December 2, 2006	% Change
Net sales	$210,975	$203,885	3%	$638,533	$572,645	12%
Cost of goods sold	170,761	163,233	5%	508,568	464,462	9%

Gross profit	40,214	40,652	-1%	129,965	108,183	20%
Selling, general and administrative expenses	28,437	25,060	13%	85,957	74,014	16%

Operating income	11,777	15,592	-24%	44,008	34,169	29%
Interest income	263	221	19%	710	822	-14%
Interest expense	444	683	-35%	1,585	2,297	-31%
Other income (expense), net	92	14	557%	80	(14)	N/M
Equity in (loss)/income of affiliated companies	(3,967)	1,080	N/M	(2,491)	2,363	N/M

Earnings from continuing operations before income taxes	7,721	16,224	-52%	40,722	35,043	16%
Income taxes	155	5,992	-97%	11,645	12,629	-8%

Earnings from continuing operations	7,566	10,232	-26%	29,077	22,414	30%
Earnings (loss) from discontinued operations	3,430	(329)	N/M	5,089	(436)	N/M

Net earnings	$10,996	$9,903	11%	$34,166	$21,978	55%

Earnings per share - basic:
Earnings from continuing operations	$0.27	$0.37	-27%	$1.03	$0.81	27%
Earnings (loss) from discontinued operations	$0.12	$(0.01)	N/M	$0.18	$(0.01)	N/M
Net earnings	$0.39	$0.36	8%	$1.21	$0.80	51%
Average common shares outstanding	28,472,436	27,651,561	3%	28,335,950	27,613,810	3%

Earnings per share - diluted:
Earnings from continuing operations	$0.26	$0.36	-28%	$1.00	$0.80	25%
Earnings (loss) from discontinued operations	$0.12	$(0.01)	N/M	$0.17	$(0.02)	N/M
Net earnings	$0.38	$0.35	9%	$1.17	$0.78	50%
Average common and common equivalent shares outstanding	29,205,179	28,299,695	3%	29,095,959	28,105,022	4%

Cash dividends per common share	$0.0740	$0.0675	10%	$0.2090	$0.1975	6%

Business Segments Information
(Unaudited)

	Thirteen Weeks Ended December 1, 2007	Thirteen Weeks Ended December 2, 2006	% Change	Thirty-nine Weeks Ended December 1, 2007	Forty Weeks Ended December 2, 2006	% Change
Sales
Architectural	$189,134	$182,071	4%	$575,445	$510,576	13%
Large-scale Optical	21,840	21,836	0%	63,090	62,114	2%
Eliminations	1	(22)	N/M	(2)	(45)	96%

Total	$210,975	$203,885	3%	$638,533	$572,645	12%

Operating income (loss)
Architectural	$7,718	$13,444	-43%	$33,695	$28,203	19%
Large-scale Optical	4,546	2,693	69%	12,078	7,719	56%
Corporate and other	(487)	(545)	11%	(1,765)	(1,753)	-1%

Total	$11,777	$15,592	-24%	$44,008	$34,169	29%

Consolidated Condensed Balance Sheets (Unaudited)

	December 1, 2007	March 3, 2007
Assets
Current assets	$234,631	$222,484
Net property, plant and equipment	157,092	134,256
Other assets	90,292	92,421

Total assets	$482,015	$449,161

Liabilities and shareholders' equity
Current liabilities	$144,901	$145,859
Long-term debt	20,600	35,400
Other liabilities	40,774	32,234
Shareholders' equity	275,740	235,668

Total liabilities and shareholders' equity	$482,015	$449,161

N/M = Not meaningful

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Thirty-nine Weeks Ended December 1, 2007	Forty Weeks Ended December 2, 2006
Net earnings	$34,166	$21,978
Net (earnings) loss from discontinued operations	(5,089)	436
Depreciation & amortization	16,971	14,570
Stock-based compensation	5,615	4,168
Equity in loss (earnings) of affiliated companies	2,491	(2,363)
Other, net	(2,353)	(2,508)
Changes in operating assets and liabilities	(2,709)	(24,329)

Net cash provided by operating activities	49,092	11,952

Capital expenditures and acquisition of intangible assets	(38,977)	(25,719)
Proceeds on sale of property	236	1,636
Net purchases of marketable securities	(1,957)	(366)
Other investing activities	—	5,000

Net cash used in investing activities	(40,698)	(19,449)

(Payments on) proceeds from long-term debt and revolving credit agreement	(14,800)	11,000
Proceeds from issuance of common stock, net of cancellations	3,286	2,685
Dividends paid	(6,063)	(7,383)
Other, net	2,215	1,423

Net cash (used in) provided by financing activities	(15,362)	7,725

Cash provided by (used in) discontinued operations	8,417	(1,452)

Increase (decrease) in cash and cash equivalents	1,449	(1,224)
Cash and cash equivalents at beginning of year	6,187	4,676

Cash and cash equivalents at end of period	$7,636	$3,452

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com